EXHIBIT 99.1

Ansys Announces Leadership Appointments

Nicole Anasenes Steps Down from Ansys Board of Directors to be Named Senior Vice President

On March 1, 2021, Anasenes Will Become Chief Financial Officer and SVP, Finance, and Maria Shields Will Become SVP, Administration

PITTSBURGH, Dec. 08, 2020 (GLOBE NEWSWIRE) -- Ansys (NASDAQ: ANSS), the global leader and innovator of engineering simulation software, today announced two senior leadership appointments. Nicole Anasenes, former chief financial officer and chief operating officer of Squarespace, yesterday stepped down from her role as a member of the Ansys board of directors and its audit committee to join Ansys today as senior vice president (SVP). She will become the company’s chief financial officer and SVP of finance, on March 1, 2021. On that date, Maria Shields, the current chief financial officer, will assume the role of SVP of administration, leading the company’s human resources, information technology, procurement and real estate functions.

“As Maria transitions into this new role at Ansys, I want to thank her for her extraordinary leadership in over two decades as CFO of the company,” said Ajei Gopal, president and CEO of Ansys. “She has been instrumental in guiding Ansys on a remarkable journey from our initial public offering in 1996 to our status as an industry leader today. Maria’s decision to begin this CFO succession process was made with much thought and consideration, and I am excited that she will be able to seamlessly onboard Nicole into her new responsibilities. In Maria’s new role, she will be able to focus on the company’s culture, talent and technology, and help us to operate more efficiently so we can continue to win in the marketplace.”

“It has been a privilege to work alongside Ansys’ talented finance team, and I am proud of what we have accomplished during the past two decades,” Shields said. “With the company’s strong financial position, I am confident that now is the right time to begin the transition to the next generation of financial leadership. I have had the great pleasure of working closely with Nicole in her role as a board member and audit committee member, and I look forward to continuing to work closely with her in our new roles. I am committed to ensuring a seamless transition and excited to take on the role of SVP of a comprehensive administration function.”

Anasenes joined the Ansys board in 2018, bringing with her decades of experience and insight from the technology industry. Prior to her time at Squarespace, she was CFO at Infor, and earlier she spent 17 years with IBM in various leadership positions in finance, mergers and acquisitions, and market development, including as CFO of IBM’s software middleware business and its cloud business.

“I’m very excited that Nicole has agreed to join Ansys full time,” Gopal said. “Her knowledge, experience and skills will be essential as we continue to build on our technology and industry leadership and execute our long-term growth initiatives. With her background, plus her tenure as a board member, I know she will quickly transition into this new role and make a tremendous impact on the business.”

“My two years on the Ansys board’s audit committee have given me great insight into how Ansys works, as well as the strategic importance that simulation plays in driving the innovation that is changing the world,” Anasenes said. “I am incredibly excited to work alongside Ajei, Maria and a world-class management team as we continue to evolve our solutions to help our clients solve some of the world’s most important and complex challenges, while delivering outstanding results for our shareholders.”

About Maria Shields

Shields has been chief financial officer since 1998 and senior vice president, finance and administration of Ansys since 2018. She joined the company in 1994 as a corporate controller and served as a vice president from 1998 to 2018. Prior to joining the company, Shields held various positions as a CPA with Deloitte and Touche LLP, including that of audit manager. Shields serves as a director of the First National Bank Pittsburgh Community Board. Shields holds a Bachelor of Science degree in accounting from the Pennsylvania State University.

About Nicole Anasenes

Anasenes has been a member of Ansys Board of Directors since 2018, where she has also served as a member of the Audit Committee. From 2016 until March 2020, she served as chief financial officer and chief operating officer of Squarespace, Inc., which sells subscription software to help customers establish and manage their online brands and businesses. From 2013 to 2015, she served as chief financial Officer of Infor, a cloud application software company. Before joining Infor, from 2002 to 2013, she worked at IBM in various leadership positions in corporate finance, M&A and market development. Her roles spanned hardware, software and services and included driving businesses in both mature and emerging markets. Anasenes is chair of the Audit Committee and on the Board of Trustees of AnitaB.org, a nonprofit organization focused on driving intersectional gender and pay parity in tech. Anasenes graduated from New York University with a B.S. in Economics and international business and earned an M.B.A. from The Wharton School at the University of Pennsylvania.

About Ansys

If you've ever seen a rocket launch, flown on an airplane, driven a car, used a computer, touched a mobile device, crossed a bridge or put on wearable technology, chances are you've used a product where Ansys software played a critical role in its creation. Ansys is the global leader in engineering simulation. Through our strategy of Pervasive Engineering Simulation, we help the world's most innovative companies deliver radically better products to their customers. By offering the best and broadest portfolio of engineering simulation software, we help them solve the most complex design challenges and create products limited only by imagination. Founded in 1970, Ansys is headquartered south of Pittsburgh, Pennsylvania, U.S.A. Visit www.ansys.com for more information.

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/ Contacts
Investors	Annette N. Arribas, IRC 724.820.3700 annette.arribas@ansys.com	Media	Mary Kate Joyce 724.820.4368 marykate.joyce@ansys.com